Exhibit 99.1




FOR IMMEDIATE RELEASE                Contact:
                                     Jennifer Ferarro
                                     212-819-1066


       JLM COUTURE, INC. REPORTS THIRD QUARTER RESULTS

New York, September 19, 2003---JLM Couture, Inc. (NASDAQ:

JLMC), a designer, manufacturer and marketer of wedding

apparel, today said that for the third fiscal quarter ended

July 31, 2003, revenues were $ 7,615,995, a 1 percent gain

on revenue of $ 7,521,046 for the like quarter last year.

Net Income for JLM's 2003 third fiscal quarter was

$481,105, or $ 0.25 per basic share and $ 0.24 per diluted

share, as compared to $ 475,569 or  $ 0.23 a basic and

diluted share, reported for the like quarter in fiscal 2002.


         For the first nine months of fiscal 2003,

revenues were $ 20,932,512, a 7 percent increase on revenues of  $ 19,629,794  for the like period a year ago. Net income for the first nine months of fiscal 2003 was $ 1,074,595, or

$ 0.56 a basic share and  $ 0.53 a diluted share, as

compared to $ 1,024,372 or $ 0.50 a basic share and $ 0.49

diluted share, for the like period in fiscal 2002.


            Joseph L. Murphy, president and CEO, said JLM's

modest revenue growth was a result of the less than robust

retail environment for upscale merchandise.  However, Mr.

Murphy noted that JLM's product lines are being well

received and, accordingly, sales should grow as the economy

strengthens and activity at bridal retail stores increases.


            JLM Couture, Inc., founded in 1987 and based in

New York City, is the nation's only publicly traded

manufacturer of wedding apparel. The company's lines include

Occasions, it's bridesmaids \ social occasions collection

and the Occasions' Just Separates collection; Lazaro, a

contemporary bridal rendition of the finest in classic

European bridal styling: Visions, a moderately priced bridal line featuring the finest in contemporary design: Jim Hjelm

Couture, a collection of upscale bridal designs made from

the finest fabrics; and Alvina Valenta, the newest look in

elegant upscale contemporary- classic styling; and Lazaro

bridesmaids.



                  Consolidated Statement of Operations
                 For the Three and Nine Months Ended
                   July 31, 2003 and July 31, 2002
                         (Unaudited)

                             Three Months Ended July 31,
                              2003                2002

Revenues                  $7,615,995          $ 7,521,046

Operating Income          $ 851,238             $ 848,720

Net Income                 $481,105             $ 475,569

Earnings Per Common Share
   Basic                     $ 0.25                $ 0.23
   Diluted                   $ 0.24                $ 0.23

Weighted Average Number of
 Common and Common Equivalent
   Shares Outstanding
    Basic                 1,905,733             2,026,982
    Diluted               1,977,293             2,080,560




                              Nine Months Ended July 31,
                              2003                  2002
Revenues                  $20,932,512           $19,629,794

Operating Income          $ 1,885,730           $ 1,807,537

Net Income                 $1,074,595           $ 1,024,372

Earnings Per Common Share
   Basic                       $ 0.56                $ 0.50
   Diluted                     $ 0.53                $ 0.49

Weighted Average Number of
 Common and Common Equivalent
   Shares Outstanding
    Basic                   1,915,611             2,051,100
    Diluted                 2,028,270             2,073,881


This document contains forward- looking statements. There are certain important factors that could cause results to differ materially from those anticipated by the statements made above. Additional information on these and other factors are included in the company's quarterly reports on Form 10-QSB, the company's annual report on Form 10-KSB ended October 31, 2002 and the company's annual report to shareholders.